Exhibit 99.3

NewLink Genetics Corporation Completes Enrollment of Phase 3 PILLAR Trial Evaluating Algenpantucel-L for Patients with Locally Advanced Pancreatic Cancer

AMES, Iowa, December 15, 2015 -- NewLink Genetics Corporation (NASDAQ:NLNK), a biopharmaceutical company at the forefront of discovering, developing and commercializing novel immuno-oncology product candidates, including both cellular immunotherapy and checkpoint inhibitor platforms, to improve the lives of patients with cancer, announced today the completion of enrollment in the Phase 3 PILLAR (Pancreatic Immunotherapy with algenpantucel-L for Locally Advanced non-Resectable cancer) clinical trial of algenpantucel-L for patients with borderline resectable or locally advanced unresectable pancreatic cancer. Total enrollment in the study exceeded 300 patients.
“I am delighted to be part of this important study, with the potential for helping patients with pancreatic cancer in clear need of pioneering immunotherapies like algenpantucel-L,” said Harish Lavu, M.D., Associate Professor of Surgery at Thomas Jefferson University and a lead investigator for PILLAR.
“Completion of enrollment in this large phase 3 trial combined with our previous success enrolling 722 patients with resected pancreatic cancer in the IMPRESS registration trial demonstrates our ongoing commitment to patients with this disease,” said Charles Link, Jr., M.D., Chairman and CEO of NewLink Genetics. “With the addition of our trial of indoximod, one of our IDO pathway inhibitors, in combination with chemotherapy for patients with metastatic pancreatic cancer, we now have clinical trials in all stages of this disease for which patients have very limited treatment options.”
About the PILLAR Trial
PILLAR is a Phase 3, 1:1 randomized trial assessing overall survival for patients with borderline resectable or locally advanced unresectable pancreatic cancer treated with a regimen of FOLFIRINOX or gemcitabine/nab-paclitaxel in combination with algenpantucel-L cellular immunotherapy versus standard of care chemotherapy alone.
About HyperAcute® Cellular Immunotherapy
NewLink Genetics’ HyperAcute® Cellular Immunotherapy platform creates novel biologic products that are designed to stimulate the human immune system to recognize and attack cancer cells. HyperAcute Cellular Immunotherapy product candidates are composed of human cancer cells that are tumor specific, but not patient specific. These cells have been modified to express alpha-gal, a carbohydrate for which humans have pre-existing immunity. These alpha-gal-modified cells stimulate a rapid and powerful human immune response that educates the body's natural defenses to seek out and destroy cancer cells. The objective of HyperAcute immunotherapies is to elicit an antitumor response by "educating" the immune system to attack a patient's own cancer cells. HyperAcute immunotherapies do not require any tissue from individual patients and use intact whole cells rather than cell fragments or purified proteins. We believe these unique properties of HyperAcute Cellular Immunotherapy products result in the stimulation of a robust immune response.
NewLink's lead product candidate, algenpantucel-L, is also being studied in a Phase 3 trial (IMPRESS: "Immunotherapy for Pancreatic Resectable cancer Survival Study") under a Special Protocol Assessment with the U.S. Food and Drug Administration. This trial involves 722 patients with surgically resected pancreatic cancer.

Exhibit 99.3

NewLink has several HyperAcute Cellular Immunotherapy product candidates focused on patients with multiple tumor types including lung cancer, melanoma and renal cell cancer.
About NewLink Genetics Corporation
NewLink is a biopharmaceutical company at the forefront of discovering, developing and commercializing novel immuno-oncology product candidates, including both cellular immunotherapy and checkpoint inhibitor platforms, to improve the lives of patients with cancer. NewLink Genetics’ portfolio includes biologic and small molecule immunotherapy product candidates intended to treat a wide range of oncology indications. NewLink Genetics’ product candidates are designed to harness multiple components of the immune system to combat cancer without significant incremental toxicity, either as a monotherapy or in combination with other treatment regimens. For more information, please visit http://www.newlinkgenetics.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of NewLink Genetics that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “will,” “could,” “should,” “seek” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about NewLink Genetics’ financial guidance for 2015; enrollment in or results of its clinical trials for product candidates; its timing of release of data from ongoing clinical studies; its plans related to moving additional indications into clinical development; NewLink Genetics’ future financial performance, results of operations, cash position and sufficiency of capital resources to fund its operating requirements; and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that NewLink Genetics makes due to a number of important factors, including those risks discussed in “Risk Factors” and elsewhere in NewLink Genetics’ Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed with the U.S. Securities and Exchange Commission (SEC). The forward-looking statements in this press release represent NewLink Genetics’ views as of the date of this press release. NewLink Genetics anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing NewLink Genetics’ views as of any date subsequent to the date of this press release.
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Corporate Contact:
Jack Henneman
Chief Financial Officer
(515) 598-2561
Investor@linkp.com

Investor Contact:
Donna LaVoie or Kristina Coppola
LaVoieHealthScience
617-374-8800, ext. 107/105
dlavoie@lavoiehealthscience.com
kcoppola@lavoiehealthscience.com

Exhibit 99.3

Media:
David Connolly
LaVoieHealthScience
617-374-8800, ext. 108
dconnolly@lavoiehealthscience.com